Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For more information, contact:

Roger Metz, Vice President

(303) 804-4082

E-mail: roger_metz@csgsystems.com

CSG SYSTEMS INTERNATIONAL, INC. REPORTS

THIRD QUARTER 2006 RESULTS

CSG Exceeds Expectations: Revenues of $98.5 million;

Income From Continuing Operations of $0.37 per share.

ENGLEWOOD, COLO. (October 24, 2006) — CSG Systems International, Inc. (Nasdaq: CSGS), a leading provider of customer care and billing solutions, today reported results for the quarter ended September 30, 2006.

Third Quarter 2006 Highlights:

•	CSG exceeded its financial expectations for the third quarter of 2006. Results from continuing operations were as follows: total revenues were $98.5 million; operating income was $22.5 million; and income from continuing operations (net of tax) was $17.4 million, or $0.37 per diluted share. CSG exceeded the high end of its financial guidance for both revenues and income from continuing operations primarily as a result of its strong operating performance for the quarter.

•	Cash flows from operations for the quarter were $28.6 million.

•	In August, CSG implemented its $350 million Rule 10b5-1 stock repurchase plan. For the quarter, CSG repurchased 820,000 shares of its common stock for $21.9 million (weighted-average price of $26.69 per share) under this stock repurchase plan.

•	To date, over 25 million cable customer accounts have migrated to CSG’s Advanced Convergent Platform, or ACP.

•	On July 31, 2006, Adelphia completed the sale of its broadband assets to Comcast and Time Warner. CSG was successful in transferring its Adelphia customer accounts to Comcast and Time Warner.

“We are pleased to announce another strong quarter of operating results,” Ed Nafus, chief executive officer and president of CSG Systems International, Inc., said. “We continue to focus on developing innovative ways for our customers to manage costs and improve customer service while rolling out new products and services. Our customers rely on us as a trusted business partner in this exciting, but highly competitive, telecommunications market. Looking ahead, we will continue to grow our business by providing scalable, feature-rich and flexible solutions that will expand our footprint within current customers and into complementary markets.”

-more-

CSG Systems International, Inc.

October 24, 2006

Summary GAAP Results of Operations Information (unaudited)

(in thousands, except per share amounts and percentages):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005	Percent Change	2006	2005	Percent Change
Continuing operations:
Total revenues	$98,450	$94,092	5%	$286,463	$284,118	1%
Operating income	22,530	24,235	(7%)	66,523	69,935	(5%)
Income from continuing operations	17,364	14,812	17%	48,435	42,458	14%
Discontinued operations, net of tax	(3,760)	(1,310)	(187%)	(3,760)	(11,828)	68%
Net income	13,604	13,502	1%	44,675	30,630	46%
Diluted earnings (loss) per share:
Income from continuing operations	$0.37	$0.31	19%	$1.03	$0.87	18%
Discontinued operations, net of tax	(0.08)	(0.03)	(167%)	(0.08)	(0.24)	67%

Net income	$0.29	$0.28	4%	$0.95	$0.63	51%

Third Quarter 2006 Results From Continuing Operations

Total revenues for the third quarter of 2006 were $98.5 million, an increase of five percent when compared to $94.1 million for the same period in 2005, and an increase of four percent when compared to $95.0 million for the second quarter of 2006. The components of total revenues are as follows: (i) processing revenues for the third quarter of 2006 were $90.3 million, up three percent when compared to $87.5 million for the same period last year, and also up three percent when compared to $87.7 million for the second quarter of 2006; and (ii) software, maintenance and services revenues were $8.2 million for the current quarter, a 24 percent increase when compared to $6.6 million for the same period last year, and an increase of 12 percent when compared to $7.3 million for the second quarter of 2006.

Income from continuing operations presented in accordance with generally accepted accounting principles (“GAAP”) for the third quarter of 2006 was $17.4 million, or $0.37 per diluted share, compared to $14.8 million, or $0.31 per diluted share, for the same period last year, and $15.6 million, or $0.33 per diluted share, for the second quarter of 2006. The sequential increase in income from continuing operations between the second and third quarters of 2006 is primarily due to an increase in revenues between periods.

Total customer accounts processed on CSG’s systems as of September 30, 2006 were 44.8 million, compared to 44.9 million as of June 30, 2006. To date, over 75% of CSG’s cable customer accounts have migrated to CSG’s Advanced Convergent Platform, or ACP. The annualized revenue per processing unit (“ARPU”) for the third quarter of 2006 was $8.08 compared to $7.79 for the second quarter of 2006. The sequential increase in total processing revenues and ARPU between the second and third quarters of 2006 relates primarily to certain revenues associated with the closing of the Adelphia transaction with Comcast and Time Warner, as discussed in greater detail below, and due to continued high usage of marketing services and various customer care solutions by CSG’s clients.

CSG Systems International, Inc.

October 24, 2006

Sale of Adelphia Assets to Comcast and Time Warner

On July 31, 2006, Adelphia completed the sale of its broadband assets to Comcast and Time Warner and the acquired Adelphia customer accounts processed by CSG were transferred to the respective Comcast and Time Warner contracts in August. The closing of this transaction had the following impact to CSG’s processing revenues for the third quarter of 2006:

•	CSG recognized approximately $2.8 million of one-time, nonrecurring processing revenues in the third quarter upon the closing of the transaction. These revenues included such things as upfront payments for services that were previously deferred and being recognized ratably under the Adelphia contract.

•	Processing revenues related to the acquired Adelphia customer accounts were approximately $1.8 million lower for the third quarter of 2006 when compared to the second quarter of 2006 due to the Comcast and Time Warner contracts having lower per unit pricing than the Adelphia contract (this reflects two months of invoices at the lower per unit pricing).

The above two items resulted in a net increase in processing revenues of approximately $1 million for the third quarter of 2006, when compared to that of the second quarter of 2006. This impact was anticipated in CSG’s financial guidance for the third quarter of 2006. Additionally, although there was some movement of customer accounts between Comcast and Time Warner as a result of this transaction, it had minimal impact on the overall number of customer accounts processed on CSG’s systems.

Settlement Payment to Comverse

During the third quarter of 2006, CSG made a $6 million payment to Comverse, Inc. related to the settlement of a dispute over a joint tax election associated with the sale of CSG’s GSS Business to Comverse in December 2005. This payment to Comverse was considered a reduction in the purchase price previously paid by Comverse, and thus is reflected as part of discontinued operations. As a result, CSG has a loss from discontinued operations (net of tax) for the third quarter of 2006 of $3.8 million, or $0.08 per diluted share. This settlement payment had not been anticipated by CSG, and CSG does not expect any similar purchase price adjustments in future periods.

Supplemental Data

The following information is provided to assist readers in further evaluating CSG’s performance (in thousands, except per share amounts):

	Three Months Ended September 30, 2006		Three Months Ended September 30, 2005
	Amount (1)	Per Diluted Share Impact (2)	Amount (1)	Per Diluted Share Impact (2)
Certain non-cash expenses:
Depreciation	$2,600	$0.04	$2,324	$0.03
Amortization of intangible assets	4,115	0.06	3,449	0.05
Stock-based employee compensation	3,085	0.04	3,129	0.04

Total	$9,800	$0.14	$8,902	$0.12

CSG Systems International, Inc.

October 24, 2006

	Nine Months Ended September 30, 2006		Nine Months Ended September 30, 2005
	Amount (1)	Per Diluted Share Impact (2)	Amount (1)	Per Diluted Share Impact (2)
Certain key operating income items:
Former CEO retirement benefits	$194	$0.00	$8,670	$0.11
Restructuring charges	2,368	0.03	9	0.00

Total	$2,562	$0.03	$8,679	$0.11

Certain non-cash expenses:
Depreciation	$7,651	$0.10	$7,416	$0.10
Amortization of intangible assets	11,646	0.16	10,157	0.13
Stock-based employee compensation	9,114	0.12	9,853	0.13

Total	$28,411	$0.38	$27,426	$0.36

(1)	These items (on a pretax basis) are calculated in accordance with GAAP, and are reflected as part of continuing operations in the accompanying Unaudited Condensed Consolidated Statements of Income.

(2)	This represents the after tax impact to income from continuing operations on a per diluted share basis using CSG’s effective income tax rates from continuing operations of 35% and 37%, respectively, for the three and nine months ended September 30, 2006, and 36% for the three and nine months ended September 30, 2005.

Financial Condition and Cash Flows

Certain key balance sheet items as of the end of the indicated periods are as follows (in thousands):

	September 30, 2006	June 30, 2006	December 31, 2005
Cash, cash equivalents, and short-term investments	$414,930	$414,253	$392,224
Net trade accounts receivable (3)	107,564	96,345	104,812

Certain key cash flow items for the indicated quarters then ended are as follows (in thousands):

	September 30, 2006	June 30, 2006	September 30, 2005
Cash Flows from Operating Activities:
Operations	$31,489	$29,358	$26,245
Changes in operating assets and liabilities (4)	(2,937)	9,393	(1,533)

Net cash provided by operating activities	$28,552	$38,751	$24,712

(3)	The sequential quarterly increase of approximately $11 million relates to normal fluctuations in the timing of payments from certain clients at or around quarter end.

(4)	The second quarter of 2006 changes in operating assets and liabilities relate primarily to a reduction in the accounts receivable balance from the previous quarter end, due to normal fluctuations in the timing of payments from certain clients at or around quarter end.

Stock Repurchase Program

In August 2006, CSG implemented its $350 million Rule 10b5-1 stock repurchase plan. During the third quarter of 2006, CSG repurchased 820,000 shares of its common stock at a total purchase price of $21.9 million (a weighted-average price of $26.69 per share), leaving $328.1 million of share repurchases still authorized under CSG’s Rule 10b5-1 plan as of September 30, 2006.

The number of shares repurchased each day under CSG’s Rule 10b5-1 plan is based upon predetermined factors that were established when CSG implemented its plan in August. Over time, there will likely be some

CSG Systems International, Inc.

October 24, 2006

variability around the share repurchases based upon changing market conditions. CSG remains committed to completing its $350 million dollar Rule 10b5-1 stock repurchase plan, but the time period to complete the plan may extend beyond the original estimate of 12-15 months due to various market factors that may impact the pace at which CSG buys back its shares.

Remaining 2006 Financial Guidance

“For the fourth quarter of 2006, we are expecting revenues of between $95 million and $97 million, and income from continuing operations per diluted share of between 34 and 36 cents,” Randy Wiese, chief financial officer, said. “The expected decrease in revenues and earnings when compared to the third quarter of 2006 relates primarily to the closing of the Adelphia transaction. The impacts of the Adelphia transaction end in the third quarter, and as a result, our fourth quarter results will be the first full quarter in which the ongoing effect of these customer accounts under the Comcast and Time Warner contracts is reflected. The expected decrease in revenues between the third and fourth quarters related to the acquired Adelphia customer accounts is approximately $3.5 million.”

CSG’s financial guidance for continuing operations for the fourth quarter and full year 2006 is as follows (in millions, except for per share amounts and percentages):

	Fourth Quarter	Full Year
Revenues	$95 - $97	$381 - $383
Operating Margins	22%	23%
Earnings per Diluted Share	$0.34 -$0.36	$1.36 -$1.38
Income Tax Rate	35%	36% - 37%
Average Diluted Shares Outstanding	46.4	47.0
Cash Flow from Operations	$25 - $27	$114 – 116
Capital Expenditures	$2 - $4	$7 - $9

There are certain non-cash items included in CSG’s fourth quarter and full year 2006 income from continuing operations per diluted share guidance noted above. The following table outlines the expected impact of these items, and is provided to assist readers in further evaluating CSG’s expected financial performance for these periods (in thousands, except per share amounts):

	Fourth Quarter - 2006	Full Year – 2006
Certain non-cash expenses (5):
Depreciation	$2,500	$10,200
Amortization of intangible assets	4,300	15,900
Stock-based employee compensation	2,900	12,000

Total	$9,700	$38,100

Per diluted share impact (6)	$0.14	$0.52

(5)	These items (on a pretax basis) are calculated in accordance with GAAP.

CSG Systems International, Inc.

October 24, 2006

(6)	This represents the after tax impact to income from continuing operations on a per diluted share basis using CSG’s estimated effective income tax rates from continuing operations as noted above.

Conference Call

CSG will host a one-hour conference call on Tuesday, October 24, at 5 p.m. EDT, to discuss CSG’s third quarter results. The call will be carried live and archived on the Internet. A link to the conference call is available at www.csgsystems.com.

Additional Information

For additional information about CSG, please visit CSG’s web site at www.csgsystems.com. Additional information can be found in the Investor Relations section of the web site.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (Nasdaq: CSGS) is a leading provider of outsourced billing, customer care and print and mail solutions and services supporting the North American cable and direct broadcast satellite markets. CSG’s solutions support some of the world’s largest and most innovative providers of bundled multi-channel video, Internet, voice and IP-based services. CSG’s unique combination of solutions, services and expertise ensure that cable and satellite operators can continue to rapidly launch new service offerings, improve operational efficiencies and deliver a high-quality customer experience in a competitive and ever-changing marketplace. CSG is a S&P Midcap 400 company. For more information, visit our website at www.csgsystems.com.

Safe-Harbor Statement

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to: 1) CSG’s ability to continue to perform satisfactorily and maintain good customer relations with its four largest clients, Comcast Corporation, Echostar Communications, Time Warner, Inc., and Charter Communications, which combined make up approximately 70% of CSG’s revenues; 2) the continued acceptance of CSG’s Advanced Convergent Platform and its related products and services; 3) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 4) significant forays into new markets, which may prove costly and unprofitable; 5) the degree to which CSG’s expectations of market penetration and consumer acceptance of advanced IP services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of those markets; 6) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 7) CSG’s ability to renew contracts and sell additional products and services to existing and new clients; 8) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk, and 9) CSG’s ability to successfully integrate and manage acquired businesses or assets in order to achieve the expected strategic, operating and financial goals established for such acquisitions. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.

FINANCIALS TO FOLLOW

CSG Systems International, Inc.

October 24, 2006

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS-UNAUDITED

(in thousands, except share and per share amounts)

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$282,665	$346,113
Short-term investments	132,265	46,111

Total cash, cash equivalents and short-term investments	414,930	392,224
Trade accounts receivable-
Billed, net of allowance of $1,143 and $1,324	107,564	104,812
Unbilled and other	5,951	6,660
Deferred income taxes	9,496	9,565
Income taxes receivable	—	5,032
Other current assets	5,899	17,145

Total current assets	543,840	535,438
Property and equipment, net of depreciation of $67,824 and $61,333	19,014	21,143
Software, net of amortization of $32,676 and $31,945	8,038	—
Goodwill	14,228	623
Client contracts, net of amortization of $78,533 and $68,634	35,868	41,661
Deferred income taxes	24,472	33,275
Other assets	7,341	6,236

Total assets	$652,801	$638,376

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Client deposits	$25,418	$19,651
Trade accounts payable	15,616	17,306
Accrued employee compensation	21,392	32,447
Deferred revenue	12,255	9,575
Income taxes payable	3,254	—
Other current liabilities	14,269	15,783

Total current liabilities	92,204	94,762

Non-current liabilities:
Long-term debt	230,000	230,000
Deferred revenue	8,777	8,943
Other non-current liabilities	4,039	6,341

Total non-current liabilities	242,816	245,284

Total liabilities	335,020	340,046

Stockholders’ equity:
Preferred stock, par value $.01 per share; 10,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $.01 per share; 100,000,000 shares authorized; 47,406,694 shares and 47,886,480 shares outstanding	614	601
Additional paid-in capital	334,341	316,764
Treasury stock, at cost, 14,019,996 shares and 12,290,485 shares	(339,744)	(296,976)
Accumulated other comprehensive income:
Unrealized gain on short-term investments, net of tax	25	71
Accumulated earnings	322,545	277,870

Total stockholders’ equity	317,781	298,330

Total liabilities and stockholders’ equity	$652,801	$638,376

CSG Systems International, Inc.

October 24, 2006

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME-UNAUDITED

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Revenues:
Processing and related services	$90,272	$87,478	$264,408	$259,390
Software, maintenance and services	8,178	6,614	22,055	24,728

Total revenues	98,450	94,092	286,463	284,118

Cost of revenues:
Processing and related services	44,867	42,453	129,457	126,127
Software, maintenance and services	5,829	4,601	15,555	14,647

Total cost of revenues	50,696	47,054	145,012	140,774

Gross margin (exclusive of depreciation)	47,754	47,038	141,451	143,344

Operating expenses:
Research and development	12,097	9,009	32,872	24,865
Selling, general and administrative	10,449	11,467	32,037	41,119
Depreciation	2,600	2,324	7,651	7,416
Restructuring charges	78	3	2,368	9

Total operating expenses	25,224	22,803	74,928	73,409

Operating income	22,530	24,235	66,523	69,935

Other income (expense):
Interest expense	(1,862)	(1,887)	(5,650)	(5,766)
Interest and investment income, net	6,046	787	15,993	2,158
Other, net	—	8	(52)	11

Total other	4,184	(1,092)	10,291	(3,597)

Income from continuing operations before income taxes	26,714	23,143	76,814	66,338
Income tax provision	(9,350)	(8,331)	(28,379)	(23,880)

Income from continuing operations	17,364	14,812	48,435	42,458

Discontinued operations:
Income (loss) from discontinued operations, includes net pretax loss on disposal in 2006 of $6,000	(6,555)	694	(6,555)	(14,423)
Income tax (provision) benefit	2,795	(2,004)	2,795	2,595

Discontinued operations, net of tax	(3,760)	(1,310)	(3,760)	(11,828)

Net income	$13,604	$13,502	$44,675	$30,630

Basic earnings (loss) per common share:
Income from continuing operations	$0.37	$0.32	$1.04	$0.89
Discontinued operations, net of tax	(0.08)	(0.03)	(0.08)	(0.25)

Net income	$0.29	$0.29	$0.96	$0.64

Diluted earnings (loss) per common share:
Income from continuing operations	$0.37	$0.31	$1.03	$0.87
Discontinued operations, net of tax	(0.08)	(0.03)	(0.08)	(0.24)

Net income	$0.29	$0.28	$0.95	$0.63

Weighted-average shares outstanding:
Basic	46,549	47,303	46,659	48,166
Diluted	47,154	47,983	47,228	48,816

CSG Systems International, Inc.

October 24, 2006

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS-UNAUDITED

(in thousands)

	Nine Months Ended
	September 30, 2006	September 30, 2005
Cash flows from operating activities:
Net income	$44,675	$30,630
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation	7,651	11,209
Amortization	12,550	21,405
Restructuring charge for abandonment of facilities and impairment of assets	401	3,570
Net pretax loss on disposition of discontinued operations	6,000	—
Gain on short-term investments	(567)	(306)
Deferred income taxes	9,740	1,772
Excess tax benefits from stock-based compensation awards	(2,845)	1,138
Stock-based employee compensation	9,114	12,678
Changes in operating assets and liabilities:
Trade accounts and other receivables, net	(235)	(1,001)
Other current and non-current assets	(1,807)	(1,179)
Income taxes payable/receivable	11,128	5,893
Trade accounts payable and accrued liabilities	(8,103)	3,384
Deferred revenue	1,579	(2,333)

Net cash provided by operating activities	89,281	86,860

Cash flows from investing activities:
Net payments from the disposition of discontinued operations	(6,436)	—
Purchases of property and equipment	(5,198)	(9,356)
Proceeds from sale of aircraft held for sale	7,376	—
Purchases of short-term investments	(183,716)	(57,159)
Proceeds from sale/maturity of short-term investments	98,100	40,038
Acquisition of business, net of cash acquired	(21,533)	(487)
Acquisition of and investments in client contracts	(6,549)	(5,508)

Net cash used in investing activities	(117,956)	(32,472)

Cash flows from financing activities:
Proceeds from issuance of common stock	7,431	3,170
Repurchase of common stock	(44,568)	(61,081)
Payments on acquired equipment financing	(481)	—
Excess tax benefits from stock-based compensation awards	2,845	—
Payments of deferred financing costs	—	(87)

Net cash used in financing activities	(34,773)	(57,998)

Effect of exchange rate fluctuations on cash	—	(2,468)

Net decrease in cash and cash equivalents	(63,448)	(6,078)
Cash and cash equivalents, beginning of period	346,113	133,551

Cash and cash equivalents, end of period	$282,665	$127,473

Supplemental disclosures of cash flow information:
Cash paid during the period for -
Interest	$3,195	$3,195
Income taxes	5,265	15,491